Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
April 30, 2010	Cynthia Jamison-Brashier: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Reports First Quarter Financial Results

Greenville, S.C. – Palmetto Bancshares, Inc. reported a net loss for the first quarter 2010 of $5.3 million, compared to a net loss of $10.1 million for the fourth quarter of 2009. Similar to the previous quarter, the net loss in the first quarter was driven primarily by the higher level of provision for loan losses to address the credit quality of the loan portfolio and related declines in commercial real estate collateral values. The first quarter 2010 net loss is in comparison to net income of $2.0 million in the first quarter 2009.

“We continue to show quarterly improvement in our financial results as we work our way through the impact of the extended recession of the past two years,” said Samuel L. Erwin, Chief Executive Officer. “When we adopted our Strategic Project Plan in June 2009, we projected quarterly improvements in our financial results and our hard work is paying off. Many believe the recession officially ended in 2009, and we are now seeing signs of improvement in the overall economy. We are optimistic an improving economy will help our borrowers recover and therefore continue the improving trend in our financial results.”

In response to the extended recession and the impact on the Company’s financial results, the Company has been executing a comprehensive Strategic Project Plan adopted in June 2009 to strengthen key areas of the Company. Erwin continued, “The banking industry has been severely affected by the challenging economic environment. We are monitoring our loan portfolio very carefully and continue to work proactively with our borrowers to obtain repayment of their loans. In addition, given the losses incurred in this economic cycle, we have been working diligently to raise additional capital by issuing additional stock. Currently, our plan is to raise additional capital in the next few months.”

L. Leon Patterson, Chairman of the Board, added, “Like many other banks, we spent considerable time over the past twelve months addressing the issues we face. We have been and continue to focus on charting a new direction for the future of The Palmetto Bank. We have made significant progress on our efforts to ‘reinvent The Palmetto Bank’ to adapt to the rapidly changing financial services industry. Additional capital, combined with an improving economy, will clearly accelerate our road to recovery and return to profitability in the post-recession environment. These are trying times in the banking industry, and we appreciate the loyal support of our customers and shareholders.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 103-year old independent state-chartered commercial bank and is the fifth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.3 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the company’s web site at www.palmettobank.com.

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Addendum to News Release—Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements and factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) statements with respect to Palmetto Bancshares’ plans, objectives, expectations and intentions and other statements that are not historical facts; (3) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the company; (5) actions taken by banking regulatory agencies related to the banking industry in general and the Company specifically; and (6) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.